Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

kgalfetti@amagpharma.com

(617) 498-3362

AMAG Pharmaceuticals, Inc. Announces Appointment of
Robert J. Perez to Board of Directors

LEXINGTON, MA (January 26, 2009) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced the appointment of Robert J. Perez to its Board of Directors. Mr. Perez is currently the Executive Vice President and Chief Operating Officer at Cubist Pharmaceuticals, Inc. and is responsible for Commercial Operations, Business Development, Technical Operations, the Cubicin® (daptomycin for injection) Development Team and Information Technology. Mr. Perez joined Cubist in 2003 as Senior Vice President, Sales and Marketing, and led the launch of Cubicin.

“Rob’s commercial and operational experience will be particularly helpful to us as we plan for the successful launch of Feraheme™,” commented Brian J.G. Pereira, MD, President and CEO of AMAG Pharmaceuticals, Inc. “With over twenty years of pharmaceutical experience, Rob’s wealth of knowledge and expertise will be a valuable addition to our Board,” concluded Dr. Pereira.

Prior to joining Cubist, Mr. Perez spent approximately nine years at Biogen, Inc. where he held several leadership positions. From 2001 to 2003, he served as the Vice President-CNS Business Unit, where he was responsible for the commercial leadership of an $800 million neurology business unit and from 1995 to 2001, held positions of increasing responsibility within the commercial organization. From 1987 to 1995, Mr. Perez held various sales and marketing positions at Zeneca Pharmaceuticals.

Mr. Perez holds an MBA from The Anderson School at UCLA and a BS from California State University, Los Angeles.

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100 Hayden Avenue, Lexington, MA 02421

(617) 498-3300

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Feraheme™ is being developed for use as an intravenous iron replacement therapeutic agent for the treatment of iron deficiency anemia and as a diagnostic agent for vascular-enhanced magnetic resonance imaging to assess peripheral arterial disease.

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